Exhibit 99.1

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA	For Immediate Release

Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	MEMC REPORTS SECOND QUARTER RESULTS:

NET SALES OF $275 MILLION, UP 7% OVER PRIOR QUARTER

DILUTED EPS OF $0.26

St. Peters, MO, July 27, 2005 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended June 30, 2005.

Summary of the 2005 second quarter results:

•	Net sales of $275.4 million

•	Diluted Earnings per share of $0.26

•	Gross margin of $100.4 million (36.5% of net sales)

•	Operating income of $71.1 million (25.8% of net sales)

Net sales of $275.4 million represents an increase of 7% from the first quarter level of $257.9 million and an increase of 8% over the second quarter 2004 level of $255.5 million. These increases were primarily the result of higher product volumes.

Second quarter gross margin of 36.5% improved slightly over the first quarter level, and was up from the 34.1% recorded in the second quarter of 2004. Second quarter operating income as a percentage of sales was 25.8%, up from 24.7% in the first quarter and 23.5% in 2004’s second quarter. Operating income of $71.1 million in the second quarter grew 18.4% over the year-ago quarter due to higher sales volumes and cost reductions.

Diluted earnings per share for the second quarter of 2005 totaled $0.26. Diluted earnings per share was $0.34 in 2005’s first quarter and $0.27 in the second quarter of 2004, each of which included favorable tax adjustments of $0.11 per share.

Capital expenditures for the quarter totaled $51.2 million, or 18.6% of sales. Capital expenditures in 2005 are more heavily weighted toward the first half of the year, and total expenditures are still forecasted to be approximately 15% of sales for the full year. 300mm expansion was greater in Taiwan in the second quarter in preparation for our third quarter startup. These expenditures were made on shorter payment terms and this also reduced operating cash flow to 16.7% of sales for the quarter. Operating cash flow for the first half was 22.4% of sales. With expected lower capital expenditures in the second half, cash flow is expected to increase, and should position the company to eliminate most, if not all, of its $130 million of debt.

-more-

MEMC ELECTRONIC MATERIALS

“Revenue grew on higher unit volumes as the industry exited the inventory adjustment period,” stated Nabeel Gareeb, MEMC’s Chief Executive Officer. “It is exciting to see MEMC’s strong profit performance in what appears to be the bottoming quarter for the 9-month semiconductor industry slowdown. We are now well positioned moving forward as the market recovery gathers momentum. Although we continue to experience pricing pressure from the lingering effects of the correction, customers have started to order more in line with their end sales, after months of inventory reduction.”

“Last quarter we discussed our plan to establish a new line of credit to replace our existing facilities,” commented Tom Linnen, MEMC’s Chief Financial Officer. “This new line of credit has been established in the amount of $200 million. The terms of the new line are more favorable to the company, with limited financial covenants. $60 million of the new line has replaced the drawn portion of the old line of credit. As a result of the cancellation of the old loan agreement, a $1.9 million non-cash charge will be taken in the third quarter, representing the unamortized costs associated with this agreement. In addition, all of the restrictive covenants associated with the old line of credit have been eliminated.”

“On the SOI front,” continued Gareeb, “MEMC has been awarded a contract by the U.S. Department of Defense to develop and expand SOI wafer capability for radiation hardened applications. In addition, MEMC continues to be involved with several commercial customers at various stages in the sales process, and we are very excited about our opportunity and positioning in this fast growing market.”

Outlook

“Based on customer input, we expect net sales in the 2005 third quarter to increase by 3-5% compared to the 2005 second quarter. In addition, we expect that our gross and operating margins will continue to improve.

We are also revising our long-term, steady-state business model upward to reflect our targets for future performance. Our new model calls for (as a percentage of sales):

	New Model	Prior Model
Operating profit	25-30%	23%+
Gross margin	35-40%	35%+
Operating expenses	Approx. 10%	12% or less
Capital expenditures	15% or less	15% or less
Operating cash flow	25-30%	20%+
Free cash flow*	10-15%	5-10%
Avg. annual EPS growth	Approx. 20%	not stated

* Operating cash flow minus capital expenditures

-more-

MEMC ELECTRONIC MATERIALS

I am very pleased that we have executed so well during the industry slowdown. Our financial and technological position continues to strengthen, and we remain well positioned for the future,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, July 27, 2005, at 5:30 p.m. ET to discuss the Company’s second quarter results and related business matters. A live webcast will be available on the Company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 pm ET on July 27, 2005, until 11:59 pm ET on August 3, 2005. To access the replay, please dial (402) 220-3853 at any time during that period. A replay will also be available until 11:59 pm ET on August 3, 2005 on the Company’s web site at www.memc.com.

About MEMC

MEMC is the world’s largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek
Director, Investor Relations
636-474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that capital expenditures will amount to approximately 15% of sales for the full year 2005; that cash flow will increase in the second half of the year; that capital expenditures for the full year will amount to approximately 15% of sales; that cash flow will increase in the second half of 2005; that the company will eliminate most, if not all, of its remaining $130 million in debt by year end; that net sales in the third quarter will increase by 3% to 5% compared to the 2005 second quarter; and that our gross and operating margins will continue to improve. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies;

-more-

MEMC ELECTRONIC MATERIALS

changes in currency exchange rates and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2004 Form 10-K. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

Exhibit 99A

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004
Net sales	$275,388	$257,854	$255,539	$533,242	$484,299
Costs of goods sold	174,956	164,577	168,380	339,533	323,797

Gross margin	100,432	93,277	87,159	193,709	160,502
Operating expenses:
Marketing and administration	18,344	18,153	17,842	36,497	35,030
Research and development	11,008	11,397	9,268	22,405	18,181

Operating income	71,080	63,727	60,049	134,807	107,291
Nonoperating (income) expense:
Interest expense	1,937	1,911	3,557	3,848	6,876
Interest income	(991)	(711)	(1,464)	(1,702)	(3,013)
Currency losses	835	731	7,470	1,566	1,106
Other, net	(285)	(647)	(489)	(932)	(2,387)

Total nonoperating (income) expense	1,496	1,284	9,074	2,780	2,582

Income before income tax expense (benefit), equity in loss of joint venture and minority interests	69,584	62,443	50,975	132,027	104,709
Income tax expense (benefit)	8,652	(16,479)	(12,581)	(7,827)	853

Income before equity in loss of joint venture and minority interests	60,932	78,922	63,556	139,854	103,856
Equity in loss of joint venture	—	—	—	—	(1,717)
Minority interests	(2,019)	(1,764)	(2,955)	(3,783)	(5,632)

Net income	$58,913	$77,158	$60,601	$136,071	$96,507

Basic income per share	$0.28	$0.37	$0.29	$0.65	$0.47

Diluted income per share	$0.26	$0.34	$0.27	$0.61	$0.44

Weighted average shares used in computing basic income per share	209,206,270	208,826,451	207,728,191	209,017,410	207,460,241

Weighted average shares used in computing diluted income per share	224,681,998	223,934,369	220,953,006	224,321,328	221,061,904

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	March 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$100,997	$116,319	$92,314
Accounts receivable, net	132,107	130,534	140,728
Inventories	134,851	135,266	127,564
Prepaid and other current assets	27,257	28,220	29,724

Total current assets	395,212	410,339	390,330

Property, plant and equipment, net	503,861	476,338	444,670
Deferred tax assets, net	127,134	126,766	119,835
Other assets	53,338	54,527	55,107

Total assets	$1,079,545	$1,067,970	$1,009,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$21,709	$23,056	$24,399
Accounts payable	104,578	133,380	124,083
Accrued liabilities	23,875	21,393	37,743
Accrued wages and salaries	23,122	24,080	19,117
Income taxes payable	25,629	21,855	10,282

Total current liabilities	198,913	223,764	215,624

Long-term debt, less current portion	108,229	113,345	116,082
Pension and similar liabilities	113,204	116,219	116,427
Other liabilities	45,348	46,693	72,432

Total liabilities	465,694	500,021	520,565

Minority interests	50,262	48,242	46,479
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	2,101	2,098	2,091
Additional paid-in capital	159,576	158,448	154,736
Retained earnings	434,876	385,509	308,351
Accumulated other comprehensive loss	(28,844)	(21,992)	(17,389)
Deferred compensation	(492)	(728)	(1,263)
Treasury stock	(3,628)	(3,628)	(3,628)

Total stockholders’ equity	563,589	519,707	442,898

Total liabilities and stockholders’ equity	$1,079,545	$1,067,970	$1,009,942

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004
Cash flows from operating activities:
Net income	$58,913	$77,158	$60,601	$136,071	$96,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,363	13,339	10,244	27,702	20,165
Interest accretion	216	221	1,245	437	2,326
Minority interests	2,019	1,764	2,955	3,783	5,632
Stock compensation	217	386	542	603	1,260
Equity in (income) loss of joint venture	—	—	—	—	1,717
Working capital and other	(29,862)	(19,523)	6,755	(49,385)	2,249

Net cash provided by operating activities	45,866	73,345	82,342	119,211	129,856

Cash flows from investing activities:
Capital expenditures	(51,198)	(54,432)	(46,436)	(105,630)	(72,525)
Purchase of business, net of cash acquired	—	—	—	—	(57,226)
Proceeds from sale of property, plant and equipment	—	—	18	—	18

Net cash used in investing activities	(51,198)	(54,432)	(46,418)	(105,630)	(129,733)

Cash flows from financing activities:
Net short-term borrowings	(1)	(171)	(25,637)	(172)	(26,858)
Proceeds from issuance of long-term debt	—	—	—	—	60,014
Principal payments on long-term debt	(3,561)	(883)	(3,861)	(4,444)	(4,823)
Proceeds from issuance of common stock	1,254	3,867	527	5,121	2,383
Dividends to minority interest	(9,546)	—	(4,765)	(9,546)	(4,765)

Net cash used provided by (used in) financing activities	(11,854)	2,813	(33,736)	(9,041)	25,951

Effect of exchange rate changes on cash and cash equivalents	1,864	2,279	(581)	4,143	1,353

Net increase (decrease) in cash and cash equivalents	(15,322)	24,005	1,607	8,683	27,427
Cash and cash equivalents at beginning of period	116,319	92,314	122,679	92,314	96,859

Cash and cash equivalents at end of period	$100,997	$116,319	$124,286	$100,997	$124,286